Exhibit 11.1



                       PURE SOFTWARE INC. AND SUBSIDIARIES

       COMPUTATION OF NET INCOME AND PRO FORMA NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)



                                                                           Three Months Ended                  Six Months Ended
                                                                           ------------------                  ----------------
                                                                                June 30,                           June 30,
                                                                          ---------------------            -----------------------
                                                                           1996           1995             1996               1995
                                                                           ----           ----             ----               ----

Net income ...................................................            $2,197                           $3,972               --
                                                                          ======                           ======

Pro forma net income (loss) after pro forma income taxes .....                            $   942           --              $(8,049)
                                                                                          =======                           =======

Weighted average number of common
       shares outstanding .....................................           17,605            8,195           17,497            9,269

Weighted average number of preferred
       shares outstanding on an as if
       converted basis ........................................             --              6,845             --              6,512

Number of common stock equivalents
       as a result of stock options
       outstanding using the treasury stock
       method .................................................            2,392            2,407            2,424             --

Number of common  shares issued and
       stock options granted in accordance
       with Staff Accounting Bulletin
       No. 83 (2) .............................................             --                 39             --                110

Shares used in per share computation ..........................           19,997           17,486           19,921           15,891
                                                                         -------          -------          -------          -------

Per share amounts .............................................            $0.11            $0.05            $0.20           $(0.53)
                                                                           =====            =====            =====           ======


- --------------

(1) This exhibit presents the primary and fully diluted per share computations. There is no material difference in the per share amounts when applying either method.

(2) Common shares issued by the Company during the twelve months immediately preceding the initial public offering date plus the number of common equivalent shares which were issued during the same period pursuant to the grant of stock options (using the treasury stock method and offering price) have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.
